As filed with the Securities and Exchange Commission on May 20, 2004

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

KENTUCKY INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Kentucky	61-603033
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

200 Capital Avenue, Frankfort, Kentucky 40601
(Address of principal executive offices, including zip code)

KENTUCKY INVESTORS, INC. AND AFFILIATED COMPANIES
RETIREMENT SAVINGS PLAN AND TRUST
(Full title of the Plan)

Robert M. Hardy, Jr.
Kentucky Investors, Inc.
200 Capital Avenue
Frankfort, KY 40601
(502) 223-2361
(Name, address and telephone number, including area code of agent for service)

with a copy to:
Alex P. Herrington, Jr. (Mike)
Stites & Harbison, PLLC
400 West Market Street
Suite 1800
Louisville, Kentucky 40202-3352
(502) 681-0494

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock, $1.00 par value	405,000 shares	$26.45	$10,712,250	$1,357.24

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no separate fee is required to register such plan interests.

(2) Includes (a) 94,185 shares of common stock held by Investors Underwriters, Inc., an affiliate of the Registrant, and (b) 175,647 shares of common stock held by Investors Heritage Life Insurance Company, an affiliate of the Registrant.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the bid and asked price for over-the counter securities as of May 13, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, which have been filed by Kentucky Investors, Inc. (the "Registrant") and the Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust (the "Plan") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated in this registration statement by reference and made a part hereof.

(1)	The Registrant's Annual Report filed on Form 10-K and any amendments thereto for the fiscal year ended December 31, 2003;

(2)	The Plan's Annual Report filed on Form 11-K for the fiscal year ended December 31, 2003;

(3)	The Registrant's quarterly report filed on Form 10-Q for the quarter ended March 31, 2004; and

(4)	The description of the Registrant's common stock contained in the Registration Statement filed on Form S-4 on September 28, 1999.

     All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Robert M. Hardy, Jr., General Counsel for the Registrant, has rendered an opinion as to the legality of the securities being registered by this Registration Statement. Mr. Hardy is a participant in the Plan, and as such, will benefit from the securities being registered hereby. The annual compensation paid to Mr. Hardy from the Registrant together with the value of the securities allocated to his account under the Plan exceeds $50,000 per annum.

Item 6. Indemnification of Directors and Officers.

     Section 271B.8-510 of the Kentucky Revised Statutes empowers a Kentucky corporation to indemnify an individual (including his estate or personal representative) who was, is, or is threatened to be, made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses. Pursuant to Section 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if: (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

     A corporation may not indemnify a director under KRS 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors.

     The indemnification provided by or granted pursuant to Section 271B.8-510 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Section 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against liability asserted against or incurred by them in their capacities as directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under Sections 271B.8-510 or 271B.8-520 to indemnify them against such liability. The Registrant has and maintains a reserve fund for directors' and officers' liability.

     Reference is made to Article VII of the Articles of Incorporation of the Registrant regarding the denial of liability of its respective directors for monetary damages for breach of duties as a director except for liability: (i) for any transaction in which the director's personal financial interest is in conflict with the financial interest of the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be in violation of law; (iii) for any vote for or assent to an unlawful distribution to stockholders as prohibited under KRS 271B.8-330; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Bylaws provide for the indemnification of its directors and officers except in relation to matters as to which they shall be adjudged in any action, suit, or proceeding to be liable for negligence or misconduct in the performance of their duties as such directors or officers.

Item 7. Exemption from Registration Claimed.

     Contributions to the Plan by participants and acquisitions of the Registrant's common stock with funds of the participants (and contributions by the Registrant) have occurred since September 28, 1999 (the effective date of Form S-4 filing of the Registrant). Concomitantly, allocations of such acquired common stock have been made to the accounts of the participants since September 28, 1999. Such acquisitions were effected in reliance on the exemption from registration for the sale of securities not involving a public offering provided by Section 4(2) of the Securities Act of 1933. The following facts were relied upon to make the exemption available: (a) each participant in the Plan had the opportunity to ask questions of and receive answers from the management of the Registrant, and to receive any available financial or other information which the participant requested; and (b) the Registrant has provided to the participants in the Plan copies of its Annual Report (including audited financial statements) and the Summary Plan Description since inception of the Plan. The stock certificate evidencing the shares, when issued, will contain a restrictive legend. The Registrant has instructed its transfer agent to place stop transfer orders relating to these shares on the stock transfer books of the Registrant.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibits

4.1	Articles of Incorporation, as amended, of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-K filed on March 27, 1996)

4.2	Bylaws, as amended, of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 10-K filed on March 27, 1996)

5	Opinion of Robert M. Hardy, Jr., General Counsel, as to the legality of the securities being registered

23	Consent of Robert M. Hardy, Jr., General Counsel of the Registrant (Included in Exhibit 5)

23.1	Consent of Independent Auditors

24	Power of Attorney (included on signature page)

99	Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust, dated January 1, 1997, as amended on December 12, 2002 and December 31, 2003.

     The Registrant has submitted the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfort, Commonwealth of Kentucky, on May 18, 2004.

KENTUCKY INVESTORS, INC.

By: /s/ Harry Lee Waterfield II
Harry Lee Waterfield II, Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Harry Lee Waterfield II and Robert M. Hardy, Jr., each with full power of substitution, to execute in the name and on behalf of such person any amendment or post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the registrant deems appropriate, and appoints each of Harry Lee Waterfield II and Robert M. Hardy, Jr., each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this registration statement to file the same, with exhibits thereto, and other documents in connection therewith.

SIGNATURE	TITLE	DATE

/s/ Harry Lee Waterfield II Harry Lee Waterfield II	Chairman of the Board and President of Kentucky Investors, Inc. (Principal Executive Officer)	May 18, 2004

/s/ Harold G. Doran Harold G. Doran	Director of Kentucky Investors, Inc.	May 18, 2004

/s/ Gordon C. Duke Gordon C. Duke	Director of Kentucky Investors, Inc.	May 18, 2004

/s/ Robert M. Hardy, Jr. Robert M. Hardy, Jr.	Vice President, General Counsel, and Director of Kentucky Investors, Inc.	May 18, 2004

/s/ Nancy Waterfield Walton Nancy Waterfield Walton	First Vice President of Kentucky Investors, Inc.	May 18, 2004

/s/ Raymond L. Carr Raymond L. Carr	Chief Financial Officer, Vice President of Kentucky Investors, Inc. (Principal Accounting and Financial Officer)	May 18, 2004

/s/ Dr. Jerry F. Howell, Jr. Dr. Jerry F. Howell, Jr.	Director of Kentucky Investors, Inc.	May 18, 2004

/s/ Helen S. Wagner Helen S. Wagner	Director of Kentucky Investors, Inc.	May 18, 2004

/s/ Howard L. Graham Howard L. Graham	Vice President of Corporate Services of Kentucky Investors, Inc.	May 18, 2004

/s/ Jimmy R. McIver Jimmy R. McIver	Treasurer of Kentucky Investors, Inc.	May 18, 2004

/s/ David W. Reed David W. Reed	Director of Kentucky Investors, Inc.	May 18, 2004

The Plan. Pursuant to the requirements of the Securities Act of 1933, the chairman of the administrative committee of the Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfort, Commonwealth of Kentucky, on May 18, 2004.

KENTUCKY INVESTORS, INC. AND AFFILIATED COMPANIES RETIREMENT SAVINGS PLAN AND TRUST

By: /s/ Harry Lee Waterfield II
Harry Lee Waterfield II
Chairman of the Administrative Committee

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

4.1	Articles of Incorporation, as amended, of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-K filed on March 27, 1996)

4.2	Bylaws, as amended, of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 10-K filed on March 27, 1996)

5	Opinion of Robert M. Hardy, Jr., General Counsel, as to the legality of the securities being registered

23	Consent of Robert M. Hardy, Jr., General Counsel of the Registrant (Included in Exhibit 5)

23.1	Consent of Independent Auditors

24	Power of Attorney (included on signature page)

99	Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust, dated January 1, 1997, as amended on December 12, 2002 and December 31, 2003.